Exhibit 10.15
PREFERRED PROVIDER AGREEMENT
     THIS PREFERRED PROVIDER AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”) is made and entered into as of the 31st day of July, 2001 (the “Effective Date”), by and between HITACHI, LTD., a corporation existing under the laws of Japan (“Hitachi”), and OPNEXT, INC., a Delaware corporation (the “Company”).
     WHEREAS, the Company, Hitachi, Clarity Partners, L.P., a Delaware limited partnership (“Clarity”), Clarity OpNext Holdings I, LLC, a Delaware limited liability company (“Holdings I”), and Clarity OpNext Holdings II, LLC, a Delaware limited liability company (“Holdings II,” and collectively with Clarity and Holdings I, the “Clarity Parties”), are parties to that certain Amended and Restated Stock Purchase Agreement dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Stock Purchase Agreement”), pursuant to which, among other things, (i) Hitachi agreed to capitalize OpNext Japan, Inc., a corporation existing under the laws of Japan (“OpNext Japan”), and to cause OpNext Japan to use such funds to purchase certain assets from Hitachi pursuant to a Business Transfer Agreement, dated as of December 6, 2000, between OpNext Japan and Hitachi, and (ii) Hitachi agreed to contribute its common stock of OpNext Japan to the Company in exchange for common stock in the Company pursuant to a Stock Contribution Agreement, dated as of the date hereof, between the Company and Hitachi (as amended, supplemented or otherwise modified from time to time, the “Stock Contribution Agreement”); and
     WHEREAS, upon consummation of the transactions contemplated by the Stock Purchase Agreement and the Stock Contribution Agreement, (i) Hitachi and the Clarity Parties will jointly own the Company; and (ii) OpNext Japan will be a wholly-owned Subsidiary of the Company; and
     WHEREAS, the Company, OpNext Japan, and the Company’s other direct and indirect Subsidiaries (collectively, the “OpNext Group”) will continue to operate the Business; and
     WHEREAS, pursuant to Section 3(a)(viii) of the Stock Purchase Agreement, Hitachi and the Company have agreed to enter into a Preferred Provider Agreement on the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the mutual premises and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement do hereby agree as follows:
1.	Certain Definitions. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Stock Contribution Agreement. In addition, as used in this Agreement, the following terms shall have the meanings ascribed to them below:
1.1	“Optronic Components” shall mean any components or products produced, marketed and/or sold as of or after the Effective Date by any member of the OpNext Group for use in any form of data communications system, cable system, fiber optic system, wireless system and/or other similar systems (including without limitation transmitters, receivers, transceivers, laser diode modules, photo diode modules, parallel optical interconnectors, lasers, photodiodes, modulators, amplifier modules, optical switches and optical wave guides). As used herein, the term Optronic Components shall also mean such components or products as described in the preceding sentence that are produced, marketed and/or sold by entities other than the OpNext Group.

1.2	“Qualified Public Offering” shall have the meaning set forth in the Stockholders’ Agreement of even date herewith, between Clarity, Holdings I, Holdings II, Hitachi and the Company.
2.	Sale and Supply of Optronic Components. Subject to the terms and conditions of this Agreement, Hitachi agrees to use the OpNext Group as its preferred provider (subject to the terms and conditions set forth in Section 2.1 below) for Optronic Components.
2.1	Preferred Provider. Subject to Hitachi’s needs for such products, Hitachi agrees to purchase all of its requirements for products of the type or similar to those included within the definition of Optronic Components from the Company or any other member of the OpNext Group offering Optronic Components for sale during the term of this Agreement, subject to the following terms and conditions with respect to each purchase of such products: (i) the Optronic Components being offered by the Company (or such other member of the OpNext Group) shall be suitable for Hitachi’s requirements for volume, specifications and quality (it being agreed that an Optronic Component will be deemed to be of suitable specifications and quality if it substantially conforms to the specifications and quality standards set by Hitachi for the specific product); (ii) the pricing to Hitachi for the applicable Optronic Components shall be at or below the aggregate price(s) at which a comparable volume of Optronic Components with substantially the same specifications and quality could be purchased in the market; and (iii) the Optronic Components being offered shall meet Hitachi’s customary requirements for delivery schedule; provided, however, Hitachi’s foregoing commitment shall be reduced to the extent (a) Hitachi’s customers require Optronic Components to be purchased from multiple vendors, in which case Hitachi shall use Commercially Reasonable Efforts to obtain written notice thereof from such customers, and to the extent Hitachi is unable to obtain written notice from a customer after Commercially Reasonable Efforts, Hitachi shall provide the Company with written notice thereof; (b) Hitachi’s customers require that Optronic Components be purchased from vendors other than a member of the OpNext Group, in which case Hitachi shall use Commercially Reasonable Efforts to obtain written notice thereof from such customers, and to the extent Hitachi is unable to obtain written notice from a customer after Commercially Reasonable Efforts, Hitachi shall provide the Company with written notice thereof; (c) prudent business practices require Hitachi to maintain a second supply source for certain Optronic Components;

(d) the Company (or such other member of the OpNext Group) is unable to meet Hitachi’s or its customers’ written, good faith requirements for technical support and technical data; or (e) the Company (or such other member of the OpNext Group) is not able to meet Hitachi’s or its customers’ written, good faith requirements concerning time-to-market for new products; provided, further, Hitachi may only purchase Optronic Components from vendors other than members of the OpNext Group pursuant to clause (c) above in any trailing twelve (12)-month period if, and only in the amount by which, Hitachi’s aggregate purchases pursuant to clauses (a) and (b) above (if any) are less than twenty-percent (20%) of Hitachi’s total purchases (based on purchase price) of Optronic Components from all vendors (including members of the OpNext Group) during such trailing twelve (12)-month period, and in no event shall Hitachi’s purchases pursuant to clause (c) exceed twenty-percent (20%) of Hitachi’s total purchases of Optronic Components from vendors other than members of the OpNext Group during such trailing twelve (12)-month period.

2.2	Specifications. Notwithstanding any provision of this Agreement to the contrary, Hitachi shall provide written notice to the Company (or such other member of the OpNext Group) of the specifications for each Optronic Component that Hitachi intends to purchase (whether from the Company, its Subsidiaries or any other supplier of such component) for incorporation into Hitachi products as soon as reasonably possible after Hitachi has determined such specifications. Hitachi shall provide written notice to the Company (or such other member of the OpNext Group) of any modification to such specifications as soon as reasonably possible after Hitachi has determined such modified specifications.
3.	Definitive Procurement Agreement.
3.1	Procurement Agreement. Subject to the terms and conditions set forth herein, Hitachi and OpNext Japan shall, simultaneous with the execution of this Agreement, enter into a definitive procurement agreement on commercially reasonable terms pursuant to which Hitachi may purchase Optronic Components from OpNext Japan (the “Procurement Agreement”). The Procurement Agreement will contain the definitive terms for Hitachi’s purchase of any Optronic Components from OpNext Japan, including but not limited to the following: (i) price and payment terms; (ii) establishment of a rolling forecast of demand by Hitachi for its Optronic Components needs; (iii) shipment and delivery terms; (iv) title and risk of loss; (v) inspection rights; (vi) quality control; (vii) warranty(ies); (viii) intellectual property rights; and (ix) modification and cancellation of purchase orders. The Procurement Agreement and any other procurement agreement entered into between Hitachi and any other member of the OpNext Group shall in all cases be subject to the terms and conditions set forth in Section 2.1 hereof. The Procurement Agreement shall be governed by the laws of Japan and any dispute arising therefrom shall be arbitrated in accordance with Section 8 and Exhibit A hereof. In the event that Optronic Components are offered for sale by any other member of the OpNext Group (other than OpNext Japan), Hitachi and such other member of the OpNext Group will enter into a definitive procurement agreement on substantially the same terms as the Procurement Agreement (except that the governing law shall be the jurisdiction of organization of such other member of the OpNext Group).
4.	Administration of Relationship.
4.1	Designation of Representatives. Each of the Company and Hitachi will designate one (1) individual (each, a “Representative”) in writing to manage its sale or purchase, as applicable, of the Optronic Components to or from the other party and to coordinate its activities under this Agreement with the other party. The initial Representative for the Company will be Harry Bosco, and the initial Representative for Hitachi will be Eiji Aoki. The Representative for each party may be replaced from time to time by that party and such party shall promptly provide written notice thereof to the other party.

4.2	Meetings of Representatives. The Representatives from the Company and Hitachi will schedule formal meetings, at mutually agreeable times at least bi-monthly during the term of this Agreement to be attended by authorized management personnel of both parties with responsibility for and authority over the matters to be discussed at such meetings. At such meetings, the parties will discuss the status of the activities contemplated under this Agreement as well as, among other things: (i) the status of any outstanding purchase orders, including any actual or anticipated delays in meeting the delivery schedules or quantities specified in such purchase orders; (ii) any current or anticipated Optronic Component shortages or third-party customer requirements that could adversely affect the ability of a party to meet the other party’s Optronic Component needs; (iii) the OpNext Group’s pricing for Optronic Components relative to market prices; (iv) the OpNext Group’s delivery times for Optronic Components relative to the delivery times of competing suppliers; and (v) any modifications of Optronic Component specifications that may be necessary to satisfy the needs of the other party. Similar meetings shall be held at least quarterly during the term of this Agreement to discuss, among other things, Hitachi’s anticipated future Optronic Component requirements.

4.3	Product Evolution Meetings. Beginning within sixty (60) days after the Effective Date and no less than every six (6) months thereafter, the Representatives will have formal meetings at mutually agreeable times during the term of this Agreement, to be attended by authorized management personnel of both parties, to discuss all relevant information (including without limitation the following information: (i) current and anticipated product development plans; (ii) anticipated product evolution; (iii) market trends; (iv) technological advances; (v) end-user satisfaction data; and (vi) end-user requirements and demands) related to the development and evolution of Hitachi products that are reasonably anticipated over the next twenty-four (24) month period that might incorporate Optronic Components or products that the OpNext Group could reasonably develop during the relevant time period. During these meetings, Hitachi shall at a minimum share with the Company information substantially similar to that information shared with any other entity that makes components or products similar to the Optronic Components. Such discussions will be for informational purposes only, and any proposed product developments and the like emanating from such discussions will not be binding on either party. Notwithstanding anything to the contrary contained in this Section 4.3, the parties acknowledge and agree that Hitachi shall not be obligated to disclose to the Company any information to the extent such disclosure would result in a breach of Hitachi’s confidentiality obligations to any other Person; provided, however, Hitachi shall notify the Company in writing of any failure by Hitachi to disclose information covered by this Section 4.3 in order to avoid breaching its confidentiality obligations to any other Person; provided further, Hitachi shall use Commercially Reasonable Efforts (including assisting the Company in entering into confidentiality agreements with such other Person) to enable Hitachi to disclose such information to the Company without Hitachi breaching its confidentiality obligations to such other Person.
5.	Term and Termination.
5.1	Term. The initial term of this Agreement shall commence on the Effective Date and continue until the earlier of either (i) the third anniversary of the date of a Qualified Public Offering of the Company, or (ii) five (5) years from the Effective Date, unless earlier terminated as specified herein; provided, however, Hitachi shall have no obligation to purchase Optronic Components under this Agreement at times when Hitachi’s Telecommunications Systems Division (“TSD”) or its successor neither manufactures nor sells products that use Optronic Components.

5.2	Termination.
5.2.1	Subject to Section 5.2.2, either party may terminate this Agreement if a material breach or default of this Agreement by the other party hereto continues for sixty (60) days after written notice to such breaching or defaulting party. If the nature of the cure for any non-monetary breach or default is such that it is reasonably expected to take longer than sixty (60) days, the breaching or defaulting party shall be given an additional thirty (30) days to cure such breach or default, provided that the cure is commenced during the original sixty (60)-day period and is diligently carried out thereafter. In the event that the material breach or default is not cured within the periods specified above after delivery of the notice, the non-breaching or non-defaulting party may terminate this Agreement in writing as of the date specified in the termination notice. If the default or breach is not susceptible to cure, the party providing notice will be entitled to terminate this Agreement immediately upon written notice to the other party. The terminating party shall have all rights and remedies set forth in this Agreement.

5.2.2	So long as Hitachi and its Affiliates directly or indirectly hold voting securities of the Company representing a majority voting interest in the Company or have the right to designate a majority of the Company’s directors pursuant to the Stockholders’ Agreement, Hitachi may not terminate this Agreement as a result of any breach hereof by the Company, material or otherwise.
5.3	Survival. The provisions of Sections 5.3 (Survival), 6 (Confidentiality), 7 (Limitation of Liability), 8 (Arbitration), and 9 (General Provisions) shall survive termination of this Agreement.
6.	Confidentiality.
6.1	Confidentiality Obligation of the Company: With respect to any information furnished or disclosed to the Company pursuant to this Agreement which the Company reasonably understands to be proprietary or confidential in nature, the Company shall maintain the confidentiality of all such information in accordance with the Company’s policies for the protection of its own nonpublic information. The limitations set forth in this Section 6.1 shall not apply with respect to the disclosure of any information: (i) to the Company’s employees, auditors, counsel or other professional advisors or to members of the OpNext Group, if the Company, in its sole discretion, determines that it is reasonably necessary for such Person to have access to such information, provided that any such Person agrees to be bound by the provisions of this Section 6.1 to the same extent as the Company; provided, however, that prior to the disclosure of such proprietary or confidential information to a member of the OpNext Group that is not a direct or indirect wholly-owned Subsidiary of the Company, the Company shall obtain Hitachi’s prior consent, which consent shall not be unreasonably withheld; (ii) as has become or previously was generally available to the public other than by reason of a breach of this Section 6.1 by the Company or has become available to the Company on a non-confidential basis; (iii) as may be required or reasonably necessary in any report, statement or testimony submitted to any municipal, state or federal regulatory body having or claiming to have jurisdiction over the Company (it being understood that, to the extent practicable, the Company shall provide Hitachi with prompt notice of any such event and cooperate in good faith to enable Hitachi to participate to protect its interest in such confidential information); (iv) as may be required or reasonably necessary in response to any summons or subpoena or in connection with any litigation; (v) in order to comply with any law, order, regulation or ruling applicable to the Company; and (vi) to the extent related to the Business or the Assets (as defined in the Stock Contribution Agreement).

6.2	Confidentiality Obligations of Hitachi: With respect to any information furnished or disclosed to Hitachi pursuant to this Agreement which Hitachi reasonably understands to be proprietary or confidential in nature, Hitachi shall maintain the confidentiality of all such information in accordance with Hitachi’s policies for the protection of its own nonpublic information. The limitations set forth in this Section 6.2 shall not apply with respect to the disclosure of any information: (i) to Hitachi’s employees, auditors, counsel or other professional advisors or to Hitachi’s direct or indirect wholly-owned Subsidiaries, if Hitachi, in its sole discretion, determines that it is reasonably necessary for such Person to have access to such information, provided that any such Person agrees to be bound by the provisions of this Section 6.2 to the same extent as Hitachi; (ii) as has become or previously was generally available to the public other than by reason of a breach of this Section 6.2 by Hitachi or has become available to Hitachi on a non-confidential basis; (iii) as may be required or reasonably necessary in any report, statement or testimony submitted to any municipal, state or federal regulatory body having or claiming to have jurisdiction over Hitachi (it being understood that, to the extent practicable, Hitachi shall provide the Company with prompt notice of any such event and cooperate in good faith to enable the Company to participate to protect its interest in such confidential information); (iv) as may be required or reasonably necessary in response to any summons or subpoena or in connection with any litigation; and (v) in order to comply with any law, order, regulation or ruling applicable to Hitachi.

6.3	Protection of Optronic Components. Prior to the release of any Optronic Components to the public markets or the general availability of such Optronic Components publicly, Hitachi may not, and may not permit any of its Subsidiaries to, reverse engineer, decompile or reverse assemble any Optronic Components, except as otherwise permitted by law. Any schematic, specification, chip design or design capabilities provided to Hitachi by any member of the OpNext Group for assembly, maintenance or other purposes related to the sale or purchase of Optronic Components hereunder (except to the extent that such document or other information is or becomes generally available to the public) shall be maintained in confidence and shall not be duplicated or disclosed except to the extent necessary for Hitachi to carry out its obligations hereunder.

6.4	Injunctive Relief. The parties acknowledge and agree that money damages would be inadequate to remedy any breach of the confidentiality obligations in Sections 6.1, 6.2 or 6.3 and that the non-breaching party shall be entitled to obtain equitable and any other available remedies with respect to any such breach, including injunctive relief.
7.	Limitation of Liability.
7.1	IN NO EVENT SHALL ANY PARTY TO THIS AGREEMENT OR ITS SUBSIDIARIES BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, OR DAMAGES FOR LOSS OF PROFITS, REVENUE, OR USE INCURRED BY THE OTHER PARTY OR ITS SUBSIDIARIES OR ANY THIRD

PARTY, WHETHER IN AN ACTION IN CONTRACT OR TORT OR OTHERWISE, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN ANY TWELVE (12) MONTH PERIOD, THE LIABILITY OF A PARTY AND ITS SUBSIDIARIES FOR DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, THE PROCUREMENT AGREEMENT AND ANY OTHER PROCUREMENT AGREEMENT ENTERED INTO BETWEEN HITACHI AND ANY OTHER MEMBER OF THE OPNEXT GROUP (EXCEPT IN CONNECTION WITH A BREACH OF A PARTY’S CONFIDENTIALITY OBLIGATIONS PURSUANT TO SECTIONS 6.1, 6.2 AND 6.3 HEREOF OR THE CONFIDENTIALITY OBLIGATIONS OF THE RELEVANT PROCUREMENT AGREEMENT) SHALL NOT, IN THE AGGREGATE, EXCEED U.S. $36 MILLION.

7.2	The limitations or exculpation of liability set forth in Section 7.1 shall not be applicable to any breach of Section 9.3 below or any failure by Hitachi to pay for any Optronic Components purchased hereunder.
8.	Arbitration. Except for actions seeking injunctive relief or for confirmation or enforcement of an arbitration award, in the event the parties are unable to resolve any dispute arising under this Agreement, a party shall submit the matter to arbitration in accordance with the arbitration procedures set forth in Exhibit A hereto.

9.	General Provisions.
9.1	Governing Law. This Agreement (it being understood that the Procurement Agreement will be governed by the laws of Japan) will be interpreted, construed and enforced in all respects in accordance with the laws of the State of New York without giving effect to (i) the choice of law or conflict of law rules or provisions of the State of New York or any other jurisdiction, (ii) the United Nations Convention on Contracts for the International Sale of Goods, (iii) the 1974 Convention on the Limitation Period in the International Sale of Goods, (iv) the Protocol amending the 1974 Convention, done at Vienna April 11, 1980, and (v) the Uniform Computer Information Transactions Act.

9.2	Submission to Jurisdiction; Waivers. With respect to those disputes not required to be submitted to arbitration hereunder as set forth in Section 8 above, each party to this Agreement hereby irrevocably and unconditionally: (i) submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York located in New York City, the courts of the United States of America situated in New York City, and appellate courts from any thereof; (ii) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth herein or at such other address of which the agent shall have been notified pursuant thereto, to the extent permitted by law; and (iv) agrees that nothing contained herein shall affect the right to effect service of process in any other manner permitted by law.

9.3	Sale of TSD. Subject to Section 9.11, Hitachi shall not sell TSD or TSD’s business or all or substantially all of TSD’s assets to a third party unless the purchaser agrees to assume Hitachi’s obligations under this Agreement.

9.4	Relationship of the Parties. Each party is an independent contractor and nothing in this Agreement shall be construed to create a partnership, joint venture, agency, or employer/employee relationship between the parties.

9.5	Amendment and Waiver. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Company and Hitachi. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

9.6	Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, mailed first class mail, air mail (postage prepaid), sent by reputable overnight courier service (charges prepaid) or sent by facsimile transmission to the parties at the address set forth below or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices shall be deemed to have been given hereunder on the date delivered when delivered personally, five (5) days after deposit in the U.S. mail or Japanese mail, one (1) day after deposit with a reputable overnight courier service (three days if overseas) and on the next business day if sent by facsimile transmission with confirmation of receipt. The addresses for the Company and Hitachi are:
If to the Company:
OpNext, Inc.
246 Industrial Way West
Eatontown, NJ 07724
Attention: Harry Bosco
with a copy, which will not constitute notice to the Company, to:
Clarity Partners, L.P.
100 North Crescent Drive
Beverly Hills, CA 90210-5403
Attention: David Lee

and with a copy, which will not constitute notice to the Company, to:
Irell & Manella, LLP
1800 Avenue of the Stars, Suite 900
Los Angeles, CA 90067
Attention: Richard L. Bernacchi, Esq.
                 Ian Wiener, Esq.
If to Hitachi:
Hitachi, Ltd.
6, Kanda-Surugadai 4-chome
Chiyoda-ku
Tokyo, 101-8010 Japan
Attention: President, Telecommunication Systems Division
with a copy, which will not constitute notice to Hitachi, to:
Kirkland & Ellis
200 East Randolph Drive
Chicago, IL 60601
Attention: William A. Streff, Jr., Esq.
9.7	Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

9.8	Interpretation. The headings and captions contained in this Agreement are for reference purposes only and do not constitute a part of this Agreement. The use of the word “including” herein shall mean “including without limitation.”

9.9	Entire Agreement. Except as otherwise expressly set forth herein, this Agreement, together with the other agreements entered into in connection with the Stock Purchase Agreement, embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. The provisions of each of the agreements executed in connection with the Stock Purchase Agreement shall be construed to give effect to the provisions of each of the other agreements to the greatest extent possible.

9.10	Force Majeure. Neither party to this Agreement shall be held responsible for any failure or delay in performance under this Agreement, except any obligation to pay money, where such performance is rendered impracticable by any act of war, fire, flood, other natural disaster, epidemic, strikes and other causes similar to those listed, in each case where failure to perform is beyond the control, and not caused by the negligence, of the nonperforming party.

9.11	Assignment. This Agreement shall be binding upon and shall inure to the benefit of, the parties and their respective successors and permitted assigns. Neither party may assign its rights (including by operation of law), or delegate the performance of its obligations, under this Agreement, or any part hereof, without the prior written consent of the other; provided, however, that Hitachi’s consent shall not be unreasonably withheld in the case of any assignment by the Company to any of its direct or indirect majority owned Subsidiaries for so long as (i) Hitachi and its Affiliates directly or indirectly hold voting securities of the Company representing a majority voting interest in the Company or have the right to designate a majority of the Company’s directors pursuant to the Stockholders’ Agreement, (ii) the Company remains liable for the performance of any such assignee’s obligations hereunder and any liability incurred in connection therewith, and (iii) such assignment does not result in any additional costs for which Hitachi shall be liable. Any assignment in violation of this Section 9.11 shall be void.

9.12	Representation by Counsel; Interpretation. Hitachi and the Company acknowledge that each of them has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

9.13	Exhibits and Schedules. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

9.14	Delivery by Facsimile. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the enforceability of a contract and each such party forever waives any such defense.

9.15	Third Party Beneficiaries. The Company and Hitachi acknowledge and agree that this Agreement is intended not only for the benefit of themselves and their Affiliates but also for the benefit of the Clarity Parties and their permitted assigns under the Stock Purchase Agreement, and by reason thereof, the Clarity Parties and their permitted assigns under the Stock Purchase Agreement possess legal, equitable and any other rights hereunder as third-party beneficiaries of this Agreement.

9.16	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.
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SIGNATURE PAGE TO PREFERRED PROVIDER AGREEMENT
     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

OPNEXT, INC.

By:	/s/ Harry L. Bosco

Harry L. Bosco
Chief Executive Officer and President

HITACHI, LTD.

By:	/s/ Eiji Aoki

Eiji Aoki
Managing Officer & Administrative Officer President, Telecommunication Systems Division

EXHIBIT A
ARBITRATION PROCEDURES
a.	Appointment of Arbitrators. The arbitration shall be heard and determined by a panel of three (3) persons. Each party shall have the right to designate one (1) member of the panel. The party requesting arbitration shall communicate its request in writing, identifying the nature of the dispute and the name of its arbitrator, to the other party (“Arbitration Request”). The other party shall then name, in writing, its arbitrator within fifteen (15) Business Days (as defined in the Stock Purchase Agreement) after receipt of the Arbitration Request. Failure or refusal of the other party to name its arbitrator within the fifteen (15) day time period shall empower the only appointed arbitrator to name the second arbitrator. Within twenty-five (25) Business Days after the Arbitration Request, the two (2) arbitrators shall mutually select a third impartial and neutral arbitrator to the panel. If the two (2) arbitrators are unable to agree upon an arbitrator within forty-five (45) Business Days after the Arbitration Request then within sixty-five (65) Business Days after the Arbitration Request, the ICC shall appoint a third arbitrator.
b.	Governing Law and ICC. All disputes submitted to arbitration under this Preferred Provider Agreement shall be governed by the laws specified in the agreement that is the subject of the dispute. The arbitration rules of the International Chamber of Commerce (“ICC”) shall apply to any arbitration under this Preferred Provider Agreement, except to the extent the provisions of this Exhibit A vary therefrom. ICC shall administer the arbitration. Decisions of the panel shall be made by majority vote. The panel may not award punitive damages, injunctions, specific performance or temporary restraining orders.
c.	Expedited Schedule. The arbitration shall be conducted on an expedited schedule. Unless otherwise agreed by the parties, the parties shall make their initial submissions to the panel within seventy-five (75) Business Days after the Arbitration Request. Within one hundred twenty (120) Business Days after the Arbitration Request, each party shall supply to the other party all documents that such party intends to introduce or upon which such party intends to rely in connection with such proceeding, as well as a list of any and all witnesses whose testimony such party intends to introduce in connection with such proceeding (with a brief summary of their area of testimony). Additional documents or witnesses may be introduced only if a majority of the arbitrators determine that good cause has been shown. Each party shall also have the right to submit written briefs to the arbitrators in accordance with a timetable to be established by the arbitrators. Unless agreed by the parties otherwise, the hearing shall commence within one hundred fifty (150) Business Days after the Arbitration Request and shall be completed within two hundred twenty-five (225) Business Days after the Arbitration Request.
d.	Discovery. The parties shall be entitled to discovery of all documents and information reasonably necessary for a full understanding of any dispute raised in the arbitration relating to this Preferred Provider Agreement. The parties may use all methods of discovery available under the Japanese Code of Civil Procedure and/or the United States Federal Rules

of Civil Procedure, including depositions, requests for admission and requests for production of documents. The time periods applied to these discovery methods shall be set by the panel so as to permit compliance with the scheduling provisions of this Exhibit A.
e.	Communication with Arbitrators. Each party shall communicate with the arbitrators only in the presence of the other party or by writing delivered to the ICC for transmittal to the arbitrators and the other party.
f.	Prompt Award. Unless otherwise agreed by the parties, the award shall be made promptly by the panel (in any event, no later than thirty (30) Business Days from the closing of the hearing). Unless otherwise agreed by the parties, the decision and award by the panel shall be reasoned, explain the basis of the decision and be in writing. Any failure to render the award within the foregoing time period shall not affect the validity of such award.
g.	Binding Decisions. The decision or award rendered or made in connection with the arbitration shall be final and binding upon the parties thereto. The prevailing party may present the decision or award to any court of competent jurisdiction for confirmation, and such court shall enter forthwith an order confirming such decision or award. The arbitration award shall allocate the expenses of the arbitrator(s) and of the arbitration, between the parties in a manner corresponding to the extent to which one (1) party prevails over the other.
h.	Location. Based upon the factors set forth below, the arbitrators shall select one or more of the following cities for the location of the arbitration proceedings: Tokyo, Japan; London, United Kingdom; or New York, U.S.A. The arbitrators shall take into account: (i) the relationship between the acts and circumstances surrounding the dispute and the arbitration location; (ii) the availability and location of witnesses; and (iii) the accessibility and location of evidence.
i.	Confidentiality. All arbitration proceedings undertaken pursuant to this Exhibit A and any awards or decisions resulting therefrom shall be deemed to be confidential between the parties thereto. To the extent either party maintains in good faith that any documents submitted or testimony introduced in connection with such arbitration contains confidential information or trade secrets, the parties shall negotiate in good faith in an effort to reach agreement regarding terms and conditions for keeping such materials and testimony confidential. If the parties are unable to agree upon such terms, the arbitrators shall have the right to impose appropriate restrictions to maintain the confidentiality of any confidential information or trade secrets in connection with the arbitration.

AMENDMENT TO
PREFERRED PROVIDER AGREEMENT
     This Amendment (the “Amendment”), is entered on October 18, 2006, (the “Amendment Date”), and made effective retroactively as of July 31, 2006, by and between Hitachi Ltd., a corporation organized and existing under the laws of Japan (“Hitachi”), and Opnext, Inc., a Delaware corporation (“Company”), and is intended to modify certain provisions of the Preferred Provider Agreement dated July 31, 2001, entered between the parties (the “Preferred Provider Agreement”).
RECITALS
     WHEREAS, Hitachi and Company desire to amend certain provisions of the Preferred Provider Agreement as provided for in this Amendment.
     NOW, THEREFORE, in consideration of the mutual covenants in this Amendment, Hitachi and Company agree to amend the Preferred Provider Agreement as follows:
     A. Notwithstanding anything in the Preferred Provider Agreement to the contrary, the parties agree that the term of the Preferred Provider Agreement will expire on July 31, 2007. Thereafter, the Preferred Provider Agreement will renew automatically for additional one (1) year periods on an annual basis, unless either party provides the other party with written notice of its intent not to renew the Preferred Provider Agreement at least sixty (60) days prior to the expiration of the then current term.
     B. Notwithstanding anything in the Preferred Provider Agreement to the contrary, the parties agree that a change of control of a party by means of an initial public offering shall not require the consent of the other party.
     IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed and to be effective as of the Amendment Date set forth above.

HITACHI, LTD.		OPNEXT, INC.

/s/ Naoya Takahashi		/s/ Harry L. Bosco

Name:	Naoya Takahashi	Name:	Harry L. Bosco
Title:	Vice President and Executive Officer	Title:	President & CEO